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                               FIRST AMENDMENT TO
                         COMMON STOCK PURCHASE AGREEMENT
                  BY AND AMONG AFFINITY TECHNOLOGY GROUP, INC.
                             AND REDMOND FUND, INC.

                  WHEREAS, Affinity Technology Group, Inc., a Delaware corporation (the "Company"), entered into a Common Stock Purchase Agreement dated as of June 2, 2000, by and between it and Redmond Fund, Inc., a Nevada corporation (the "Purchaser");

                  WHEREAS, under such Agreement, Purchaser purchased shares of common stock of the Company, and was granted warrants to purchase additional shares of common stock of the Company;

                  WHEREAS, Purchaser and the Company agreed that indemnification should be provided to the Purchaser as to the filing of registration statements by the Company in connection with the shares of common stock of the Company held by the Purchaser;

                  WHEREAS, the parties wish to reflect such agreement by amending the Common Stock Purchase Agreement as follows:

                  Section 5 shall be amended by inserting a new Subsection 5.3 after Subsection 5.2 to read in its entirety as follows:

                  "5.3     Indemnification. The Company shall indemnify the
         Purchaser, each of its officers, directors and partners, legal counsel and accountants and affiliates of the Purchaser (collectively the "Connected Persons"), with respect to any registration which has been effected pursuant to this Section 5, against all expenses, claims, losses, damages and liabilities (or actions or proceedings in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company shall reimburse the Purchaser and the Connected Persons for any legal and other expenses reasonably incurred in connection with investigating and defending or settling (with the Company's consent) any such claim, loss, damage, liability or action. Notwithstanding the foregoing, the Company will not be liable hereunder in any such case to the extent that such arises out of or is based on any untrue statement or omission of information furnished to the Company in writing by the Purchaser or such Connected Person."

         WHEREAS, the parties also desire to amend Section 10.1 of the Agreement to extend the period during which the Purchaser shall have completed its due diligence investigation from September 3, 2000 to October 3, 2000.

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         All other terms of the Stock Purchase Agreement shall remain unchanged.

         Executed by the parties as of the 1st day of September 2000.

                                    AFFINITY TECHNOLOGY GROUP, INC.
                                    A Delaware Corporation


                                    By:    /s/Joseph A. Boyle
                                           -------------------------------------

                                    Title: President and Chief Executive Officer
                                           -------------------------------------


                                    REDMOND FUND, INC.
                                    A Nevada Corporation

                                    By:    /s/Riley D. Evans
                                           -------------------------------------

                                    Title: Chief Executive Officer
                                           -------------------------------------